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                                                                    EXHIBIT 23.4


                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Citizens, Inc.


We consent to the use in the Pre-Effective Amendment No. 2 to Registration Statement (Form S-4) of Citizens, Inc., relating to the merger between Citizens, Inc. and Mid-American Alliance Corporation, of our report dated April 3, 2003, with respect to the consolidated financial statements of Mid-American Corporation for the years ended December 31, 2002 and 2001, filed with the Securities and Exchange Commission. In addition, we consent to the reference to our firm under the heading "Experts" in such amendment to Form S-4 as such report relates to Mid-American Alliance Corporation.



/s/ Kerber, Eck & Braeckel LLP
KERBER, ECK & BRAECKEL LLP



Springfield, Illinois
September 2, 2003



                                     23.4-1